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                                                                    EXHIBIT 23.8

Date: Fri, 30 Apr 1999 13:37:03 -0700
From: Pam Dabney <pam@redherring.com>
Organization: Red Herring

To: Esther Loewy <esther@corp.theglobe.com>
Subject: Re: quote for prospectus

You have permission to quote the Red Herring as long as credit is given.

Pam Dabney
415-486-2850